Exhibit 99.1

TACTILE SYSTEMS TECHNOLOGY, INC. REPORTS THIRD QUARTER 2021 FINANCIAL RESULTS; UPDATES FULL YEAR 2021 OUTLOOK

Third Quarter Revenue Increased 7% Year-Over-Year; First Nine Months Revenue Increased 14% Year-over-Year

MINNEAPOLIS, MN, November 8, 2021 – Tactile Systems Technology, Inc. (“Tactile Medical”) (Nasdaq: TCMD), a medical technology company focused on developing medical devices for the treatment of underserved chronic diseases at home, today reported financial results for the third quarter and nine months ended September 30, 2021.

Third Quarter 2021 Summary:

●	Total revenue increased 7% year-over-year to $52.5 million, compared to $49.1 million in third quarter 2020.
●	Total revenue in third quarter 2021 included $0.9 million of revenue from the recently acquired AffloVest respiratory therapy business.
●	Operating loss of $1.4 million, compared to operating income of $1.8 million in third quarter 2020.
●	Non-GAAP operating income of $1.0 million, compared to non-GAAP operating income of $2.6 million in third quarter of 2020.
●	Net loss of $3.4 million, compared to net income of $2.4 million in third quarter 2020.
●	Non-GAAP net loss of $1.6 million, compared to non-GAAP net income of $3.0 million in third quarter of 2020.
●	Adjusted EBITDA of $4.1 million, compared to Adjusted EBITDA of $6.2 million in third quarter 2020.

Third Quarter 2021 Highlights:

●	On September 8, 2021, the Company announced it acquired the assets of the AffloVest respiratory therapy business from International Biophysics Corporation, a privately-held company.
●	On September 30, 2021, the Company announced the enrollment of the first patient at Vanderbilt University in a multi-center randomized, controlled trial evaluating the effectiveness of its Flexitouch® Plus system for the treatment of head and neck lymphedema.
●	National Comprehensive Cancer Network® (NCCN®) Guidelines for Survivorship, a longtime advocate for the early identification and treatment of cancer-related lymphedema, published an update adding pneumatic compression devices to the list of therapies for home management.

“Third quarter operating and financial results were affected by the prolonged recovery from COVID-19 and increased impacts from the Delta variant,” said Dan Reuvers, President and Chief Executive Officer of Tactile Medical. “While we expected progressive improvements in the back half of the year, the Delta variant led to a resurgence in fewer patient visits, absenteeism within practices, and limited our access to patients and clinicians. The challenging labor market also impacted our ability to recruit and retain quality candidates for our sales team.”

Mr. Reuvers continued, “We are revising our 2021 financial outlook to account for our third quarter results, as well as our expectation for continued COVID-related headwinds and salesforce staffing challenges, which we expect to persist through the remainder of the year, offset in part by an anticipated $5.0 to $5.5 million revenue contribution from our recent acquisition of AffloVest. We believe that the headwinds are temporary and that we remain well-positioned longer-term. Importantly, we continue to see evidence of increasing awareness and consensus within the medical community of the prevalence of lymphedema and the importance of effective treatment. The integration of AffloVest is also progressing well and, combined with our lymphedema therapies, expands our addressable U.S. market opportunity to over $10 billion per year. Given our large addressable market, clinically proven products and commitment to advancing the at-home treatment of patients with underserved chronic conditions, we expect to deliver strong growth and improving profitability as conditions improve.”

Third Quarter 2021 Financial Results

Total revenue in the third quarter of 2021 increased $3.4 million, or 7%, to $52.5 million, compared to $49.1 million in the third quarter of 2020. The increase in total revenue was attributable to an increase of $1.1 million, or 3%, in sales and rentals of the Flexitouch system, an increase of $1.4 million, or 23%, in sales and rentals of the Entre system and $0.9 million in sales of the recently acquired AffloVest product line in the quarter ended September 30, 2021. Third quarter 2021 revenue was negatively impacted by the prolonged recovery from COVID-19, including the resurgence due to the Delta variant during the period, which resulted in restricted access to clinics and hospitals and disrupted the recovery in patient visits versus the pre-COVID environment. In addition, the challenging labor market impacted our ability to recruit and retain quality candidates for our direct sales force.

Gross profit in the third quarter of 2021 increased $2.0 million, or 6%, to $37.0 million, compared to $35.0 million in the third quarter of 2020. Gross margin was 70% of revenue, compared to 71% of revenue in the third quarter of 2020. Non-GAAP gross margin was 72% of revenue, compared to 71% of revenue in the third quarter of 2020.

Operating expenses in the third quarter of 2021 increased approximately $5.2 million, or 16%, to $38.3 million, compared to $33.2 million in the third quarter of 2020. The increase in operating expenses was primarily driven by an increase in sales and marketing expense of $2.7 million, or 14%, to $22.2 million, primarily due to increases in personnel-related compensation expense and travel-related expenses. Reimbursement, general and administrative expenses increased $2.1 million, or 17%, to $14.7 million, primarily due to a combined $1.0 million increase in occupancy costs, depreciation expense and legal fees, as well as a $0.8 million increase in acquisition-related fees and a $0.2 million increase in non-cash intangible amortization in connection with the purchase of AffloVest. Research and development expenses increased $0.3 million, or 28%, to $1.4 million, primarily due to an increase in professional services as new product projects advanced.

Operating loss in the third quarter of 2021 was $1.4 million, compared to operating income of $1.8 million in the third quarter of 2020. Non-GAAP operating income in the third quarter of 2021 was $1.0 million, compared to Non-GAAP operating income of $2.6 million in the third quarter of 2020.

Income tax expense in the third quarter of 2021 was $1.9 million, compared to an income tax benefit of $0.8 million in the third quarter of 2020. The increase in income tax expense was primarily due to changes in our effective tax rate, which was attributable to a change in projected taxable income as compared to the same period last year.

Net loss in the third quarter of 2021 was $3.4 million, or $0.17 per diluted share, compared to net income of $2.4 million, or $0.12 per diluted share, in the third quarter of 2020. Non-GAAP net loss in the third quarter of 2021 was $1.6 million, compared to Non-GAAP net income of $3.0 million in the third quarter of 2020.

Weighted average shares used to compute diluted net income/loss per share were 19.8 million and 19.7 million in the third quarters of 2021 and 2020, respectively.

Adjusted EBITDA was $4.1 million in the third quarter of 2021, compared to $6.2 million in the third quarter of 2020.

First Nine Months 2021 Financial Results:

Total revenue for the nine months ended September 30, 2021, increased $18.4 million, or 14%, to $146.3 million, compared to $127.9 million for the nine months ended September 30, 2020. The increase in revenue was driven by an increase of $13.9 million, or 12%, in sales and rentals of the Flexitouch system, an increase of $3.7 million, or 24%, in sales and rentals of the Entre system and $0.9 million in sales of the recently acquired AffloVest respiratory therapy business for the nine months ended September 30, 2021. Revenue for the nine months ended September 30, 2021, benefited from the initial stages of recovery from the COVID-19 pandemic through the second quarter of 2021, as well as an expanded prescriber base. However, in the third quarter of 2021 revenue was negatively impacted by the prolonged recovery from COVID-19, including the resurgence due to the Delta variant during the period, which resulted in restricted access to clinics and hospitals and disrupted the recovery in patient visits versus the pre-COVID environment. In addition, the challenging labor market impacted our ability to recruit and retain quality candidates for our direct sales force.

Net loss for the nine months ended September 30, 2021, was $4.3 million, or $0.22 per diluted share, compared to a net loss of $12.7 million, or $0.66 per diluted share, for the nine months ended September 30, 2020. Non-GAAP net loss for the nine months ended September 30, 2021, was $1.1 million, compared to Non-GAAP net loss of $8.5 million for the nine months ended September 30, 2020.

Weighted average shares used to compute diluted net income/loss per share were 20.0 million and 19.3 million for the nine months ended September 30, 2021 and 2020, respectively.

Adjusted EBITDA was $8.2 million in the nine months ended September 30, 2021, compared to $5.2 million in the nine months ended September 30, 2020.

Balance Sheet Summary

On September 8, 2021, the Company entered into an amendment to its credit agreement that, among other things, adds a $30.0 million incremental term loan to the $25.0 million revolving credit facility provided by the credit agreement. The term loan and the revolving credit facility mature on September 8, 2024.

On September 8, 2021, in connection with the closing of the AffloVest acquisition, the Company borrowed the $30.0 million term loan and utilized that borrowing, together with a draw of $25.0 million under the revolving credit facility and cash on hand, to fund the purchase price. As of September 30, 2021, the Company had $22.4 million in cash and cash equivalents and $55.0 million of outstanding borrowings under its credit agreement, compared to $47.9 million in cash and cash equivalents and no outstanding borrowings on its revolving credit facility as of December 31, 2020.

2021 Financial Outlook

The Company now expects full year 2021 total revenue in the range of $203.5 million to $206.0 million, representing growth of approximately 9% to 10% year-over-year, compared to total revenue of $187.1 million in 2020. This includes the AffloVest expected revenue range of approximately $5.0 million to $5.5 million from the closing date of September 8, 2021 to December 31, 2021. The Company’s prior 2021 revenue guidance expectations called for total revenue in the range of $216.3 million to $224.5 million, representing an increase of 16% to 20%.

Conference Call

Management will host a conference call at 5:00 p.m. Eastern Time on November 8, 2021, to discuss the results of the quarter with a question-and-answer session. Those who would like to participate may dial 877-407-3088 (201-389-0927 for international callers) and provide access code 13723889. A live webcast of the call will also be provided on the investor relations section of the Company's website at investors.tactilemedical.com.

For those unable to participate, a replay of the call will be available for two weeks at 877-660-6853 (201-612-7415 for international callers); access code 13723889. The webcast will be archived at investors.tactilemedical.com.

About Tactile Systems Technology, Inc. (DBA Tactile Medical)

Tactile Medical is a leader in developing and marketing at-home therapies for people suffering from underserved, chronic conditions including lymphedema, lipedema, chronic venous insufficiency and chronic pulmonary disease by helping them live better and care for themselves at home. The company collaborates with clinicians to expand clinical evidence, raise awareness, increase access to care, reduce overall healthcare costs and improve the quality of life for tens of thousands of patients each year.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “continue,” “confident,” “outlook,” “guidance,” “project,” “goals,” “look forward,” “poised,” “designed,” “plan,” “return,” “focused,” “prospects” or “remain” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, the impacts of the COVID-19 pandemic on the Company’s business, financial condition and results of operations; the course of the COVID-19 pandemic and its impact on general economic, business and market conditions; the Company’s inability to execute on its plans to respond to the COVID-19 pandemic; the adequacy of the Company’s liquidity to pursue its business objectives; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives, including prior to identifying a successor; adverse economic conditions or intense competition; loss of a key supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; the effects of current and future U.S. and foreign trade policy and tariff actions; or the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures of Adjusted EBITDA, non-GAAP gross margin, non-GAAP operating income (loss), and non-GAAP net income (loss), which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).

Adjusted EBITDA in this release represents net income or loss, plus interest expense, net, or less interest income, net, less income tax benefit or plus income tax expense, plus depreciation and amortization, plus stock-based compensation expense, plus impairment charges and inventory write-offs, plus litigation defense costs, plus acquisition costs and plus executive transition costs. Non-GAAP gross margin in this release represents gross margin plus non-cash intangible amortization expense, inventory write-offs and inventory purchase price adjustments. Non-GAAP operating income (loss) in this release represents operating income (loss) plus non-cash intangible amortization expense, inventory write-offs, inventory purchase price adjustments, impairment of intangibles, acquisition costs and expenses, litigation defense costs and executive transition expenses.  Non-GAAP net income (loss) represents net income (loss) adjusted for non-cash intangible amortization expense, inventory write-offs, inventory purchase price adjustments, impairment of intangibles, acquisition costs and expenses, litigation defense costs and executive transition expenses and adjusted for the income tax effect on reconciling items. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures are included in this press release.

These non-GAAP financial measures are presented because the Company believes they are useful indicators of its operating performance. Management uses these measures principally as measures of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating plan and financial projections. The Company believes these measures are useful to investors as supplemental information and because they are frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company also believes these non-GAAP financial measures are useful to its management and investors as a measure of comparative operating performance from period to period. In addition, Adjusted EBITDA is used as a performance metric in the Company’s compensation program.

The non-GAAP financial measures presented in this release should not be considered as an alternative to, or superior to, their respective GAAP financial measures, as measures of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and they should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating non-GAAP financial measures, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using non-GAAP financial measures on a supplemental basis. The Company’s definition of these non-GAAP financial measures is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

Tactile Systems Technology, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
	September 30,	December 31,
(In thousands, except share and per share data)	2021	2020
Assets
Current assets
Cash and cash equivalents	$22,401	$47,855
Accounts receivable	44,257	43,849
Net investment in leases	12,385	10,708
Inventories	23,830	18,563
Prepaid expenses and other current assets	3,701	2,638
Total current assets	106,574	123,613
Non-current assets
Property and equipment, net	6,458	6,957
Right of use operating lease assets	23,919	20,132
Intangible assets, net	54,970	1,680
Goodwill	31,063	—
Accounts receivable, non-current	12,422	9,433
Deferred income taxes	11,907	10,198
Other non-current assets	2,082	2,074
Total non-current assets	142,821	50,474
Total assets	$249,395	$174,087
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$6,192	$4,197
Note payable	2,210	—
Accrued payroll and related taxes	10,322	11,588
Accrued expenses	5,350	4,423
Income taxes payable	1,129	2,658
Operating lease liabilities	2,412	2,006
Other current liabilities	3,694	1,842
Total current liabilities	31,309	26,714
Non-current liabilities
Revolving line of credit, non-current	24,844	—
Note payable, non-current	27,673	—
Earn-out, non-current	6,400	—
Accrued warranty reserve, non-current	3,358	3,235
Income taxes payable, non-current	348	—
Operating lease liabilities, non-current	23,357	19,388
Total non-current liabilities	85,980	22,623
Total liabilities	117,289	49,337

Stockholders’ equity:
Preferred stock, $0.001 par value, 50,000,000 shares authorized; none issued and outstanding as of September 30, 2021 and December 31, 2020	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized; 19,797,723 shares issued and outstanding as of September 30, 2021; 19,492,718 shares issued and outstanding as of December 31, 2020	20	19
Additional paid-in capital	116,346	104,675
Retained earnings	15,740	20,056
Total stockholders’ equity	132,106	124,750
Total liabilities and stockholders’ equity	$249,395	$174,087

Tactile Systems Technology, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except share and per share data)	2021	2020	2021	2020
Revenue
Sales revenue	$44,460	$42,573	$124,215	$109,714
Rental revenue	8,037	6,519	22,114	18,173
Total revenue	52,497	49,092	146,329	127,887
Cost of revenue
Cost of sales revenue	13,096	11,558	36,425	30,868
Cost of rental revenue	2,433	2,562	6,501	6,062
Total cost of revenue	15,529	14,120	42,926	36,930
Gross profit
Gross profit - sales revenue	31,364	31,015	87,790	78,846
Gross profit - rental revenue	5,604	3,957	15,613	12,111
Gross profit	36,968	34,972	103,403	90,957
Operating expenses
Sales and marketing	22,231	19,488	61,949	59,856
Research and development	1,409	1,102	3,885	3,891
Reimbursement, general and administrative	14,500	12,539	42,802	37,682
Intangible asset amortization	195	49	294	148
Total operating expenses	38,335	33,178	108,930	101,577
(Loss) income from operations	(1,367)	1,794	(5,527)	(10,620)
Other (expense) income	(120)	(121)	(154)	181
(Loss) income before income taxes	(1,487)	1,673	(5,681)	(10,439)
Income tax expense (benefit)	1,868	(751)	(1,365)	2,294
Net (loss) income	$(3,355)	$2,424	$(4,316)	$(12,733)
Net (loss) income per common share
Basic	$(0.17)	$0.12	$(0.22)	$(0.66)
Diluted	$(0.17)	$0.12	$(0.22)	$(0.66)
Weighted-average common shares used to compute net (loss) income per common share
Basic	19,790,838	19,415,640	19,676,749	19,309,344
Diluted	19,790,838	19,747,365	19,676,749	19,309,344

Tactile Systems Technology, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
(In thousands)	2021	2020
Cash flows from operating activities
Net loss	$(4,316)	$(12,733)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,150	2,102
Net amortization of premiums and discounts on securities available-for-sale	—	(91)
Deferred income taxes	(1,709)	3,934
Stock-based compensation expense	7,703	8,288
Gain on other investments and maturities of marketable securities	—	10
Impairment losses	—	4,025
Loss on disposal of property and equipment	7	—
Changes in assets and liabilities, net of acquisition:
Accounts receivable	(408)	(2,589)
Net investment in leases	(1,677)	(1,304)
Inventories	(3,641)	(3,538)
Income taxes	(1,181)	773
Prepaid expenses and other assets	(1,133)	(1,553)
Right of use operating lease assets	588	509
Medicare accounts receivable, non-current	(2,989)	(2,916)
Accounts payable	1,995	938
Accrued payroll and related taxes	(1,266)	766
Accrued expenses and other liabilities	2,902	1,134
Net cash used in operating activities	(2,975)	(2,245)
Cash flows from investing activities
Proceeds from maturities of securities available-for-sale	—	22,500
Payments related to acquisition	(79,829)	—
Purchases of property and equipment	(1,221)	(1,623)
Intangible assets costs	(187)	(163)
Other investments	—	(30)
Net cash (used in) provided by investing activities	(81,237)	20,684
Cash flows from financing activities
Proceeds from issuance of note payable	30,000	—
Proceeds from revolving line of credit	25,000	—
Payment of deferred debt issuance costs	(211)	—
Taxes paid for net share settlement of performance and restricted stock units	(1,157)	(1,592)
Proceeds from exercise of common stock options	3,584	762
Proceeds from the issuance of common stock from the employee stock purchase plan	1,542	1,825
Net cash provided by financing activities	58,758	995
Net (decrease) increase in cash and cash equivalents	(25,454)	19,434
Cash and cash equivalents – beginning of period	47,855	22,770
Cash and cash equivalents – end of period	$22,401	$42,204

Supplemental cash flow disclosure
Cash paid for taxes	$1,541	$475
Capital expenditures incurred but not yet paid	$—	$41

The following table summarizes revenue by product for the three and nine months ended September 30, 2021 and 2020:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands)	2021	2020	2021	2020
Revenue
Flexitouch system	$44,014	$42,908	$126,544	$112,621
Entre system	7,622	6,184	18,924	15,266
AffloVest	861	—	861	—
Total	$52,497	$49,092	$146,329	$127,887

Percentage of total revenue
Flexitouch system	84%	87%	86%	88%
Entre system	14%	13%	13%	12%
AffloVest	2%	— %	1%	— %
Total	100%	100%	100%	100%

The following table contains a reconciliation of gross margin to non-GAAP gross margin:

Tactile Systems Technology, Inc.
Reconciliation of Gross Margin to Non-GAAP Gross Margin
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2021	2020	2021	2020
Revenue	$52,497	$49,092	$146,329	$127,887

Gross profit, as reported	$36,968	$34,972	$103,403	$90,957
Gross margin, as reported	70.4%	71.2%	70.7%	71.1%
Reconciling items affecting gross margin:
Non-cash intangible amortization expense	$84	$8	$104	$165
Inventory write-offs	588	—	588	428
Inventory purchase price adjustments	50	—	50	—
Non-GAAP gross profit	$37,690	$34,980	$104,145	$91,550
Non-GAAP gross margin	71.8%	71.3%	71.2%	71.6%

The following table contains a reconciliation of GAAP operating income (loss) to non-GAAP operating income (loss):

Tactile Systems Technology, Inc.
Reconciliation of GAAP Operating Income (Loss) to Non-GAAP Operating Income (Loss)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2021	2020	2021	2020
GAAP operating income/(loss)	$(1,367)	$1,794	$(5,527)	$(10,620)
Reconciling items affecting operating income/(loss):
Non-cash intangible amortization expense impacting gross profit	$84	$8	$104	$165
Inventory write-offs	588	—	588	428
Inventory purchase price adjustments	50	—	50	—
Non-cash intangible amortization expense impacting operating expenses	195	49	294	148
Impairment of intangibles	—	—	—	3,597
Acquisition costs and expenses	774	—	774	—
Litigation defense costs	631	202	2,352	430
Executive transition expenses	—	499	186	876
Non-GAAP operating income/(loss):	$955	$2,552	$(1,179)	$(4,976)

The following table contains a reconciliation of GAAP net income (loss) to non-GAAP net income (loss):

Tactile Systems Technology, Inc.
Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income (Loss)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands)	2021	2020	2021	2020
GAAP net (loss) income	$(3,355)	$2,424	$(4,316)	$(12,733)
Reconciling items affecting net (loss) income:
Non-cash intangible amortization expense impacting gross profit	$84	$8	$104	$165
Inventory write-offs	588	—	588	428
Inventory purchase price adjustments	50	—	50	—
Non-cash intangible amortization expense impacting operating expenses	195	49	294	148
Impairment of intangibles	—	—	—	3,597
Acquisition costs & expenses	774	—	774	—
Litigation defense costs	631	202	2,352	430
Executive transition expenses	—	499	186	876
Income tax (expense) benefit on reconciling items*	(581)	(190)	(1,087)	(1,411)
Non-GAAP net (loss) income	$(1,614)	$2,992	$(1,055)	$(8,500)
* The effect of income tax on the reconciling items is estimated using the Company's effective statutory tax rate.

The following table contains a reconciliation of net (loss) income to Adjusted EBITDA for the three and nine months ended September 30, 2021 and 2020, as well as the dollar and percentage change between the comparable periods:

Tactile Systems Technology, Inc.
Reconciliation of Net (Loss) Income to Non-GAAP Adjusted EBITDA
(Unaudited)

	Three Months Ended		Increase		Nine Months Ended		Increase
	September 30,		(Decrease)		September 30,		(Decrease)
(Dollars in thousands)	2021	2020	$	%	2021	2020	$	%
Net (loss) income	$(3,355)	$2,424	$(5,779)	N.M. %	$(4,316)	$(12,733)	$8,417	(66)%
Interest expense (income), net	105	19	86	N.M. %	121	(61)	182	N.M. %
Income tax expense (benefit)	1,868	(751)	2,619	N.M. %	(1,365)	2,294	(3,659)	(160)%
Depreciation and amortization	863	652	211	32%	2,150	2,102	48	2%
Stock-based compensation	2,588	3,164	(576)	(18)%	7,703	8,288	(585)	(7)%
Impairment charges and inventory write-offs	588	—	588	—%	588	4,025	(3,437)	(85)%
Acquisition costs	824	—	824	—%	824	—	824	—%
Litigation defense costs	631	202	429	N.M. %	2,351	430	1,921	N.M. %
Executive transition costs	—	499	(499)	(100)%	186	876	(690)	(79)%
Adjusted EBITDA	$4,112	$6,209	$(2,097)	(34)%	$8,242	$5,221	$3,021	58%

Investor Inquiries:

Mike Piccinino, CFA

Managing Director

Westwicke Partners

443-213-0500

investorrelations@tactilemedical.com